                                                                  Exhibit 2.2


              BLOCK DRUG COMPANY, INC. VOTING AND TENDER AGREEMENT

         BLOCK DRUG COMPANY, INC. VOTING AND TENDER AGREEMENT (this "Agreement"), dated as of October 7, 2000, among SmithKline Beecham plc, a public limited company organized under the laws of England and Wales ("Parent"), SB Acquisition Corp., a New Jersey corporation ("Purchaser") and each of the shareholders of Block Drug Company, Inc., a New Jersey corporation (the "Company"), listed on Schedule I hereto (each a "Shareholder" and, collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Purchaser (the "Merger"); and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

         (a) "COMPANY COMMON STOCK" shall mean at any time, collectively, the Company's Class A Non-Voting Common Stock, par value $0.10 per share and the Company's Class B Voting Common Stock, par value $0.10 per share.

         (b) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Notwithstanding the foregoing, securities Beneficially Owned by a Person shall not include securities which are actually owned by other Persons but which such Person may be deemed to Beneficially Own under Rule 13d- 3 under the Exchange Act solely because such Person may be deemed to be part of a "group" with such other Persons as within the meaning of Section 13(d)(3) of the Exchange Act.

         2. PROVISIONS CONCERNING COMPANY STOCK.

         (a) Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or the date on which this Agreement is terminated in accordance with Section 4 hereof, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Shareholder shall vote (or cause to be voted) all shares of Company Common Stock over which such Shareholder has voting control, whether heretofore owned or hereafter acquired (collectively, the "Shares"), (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof, and each of the other transactions and actions contemplated by the Merger Agreement (and the matters related to the consummation thereof), and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement or that would reasonably be expected to result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in a majority of the Persons who constitute the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (E) any other material change in the Company's corporate structure or business; or (F) any other action involving the Company or its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and this Agreement or materially adversely affect the contemplated economic benefits to Parent of the transactions contemplated hereby or by the Merger Agreement.

         (b) Each Shareholder agrees that he or she shall promptly (but in no event later than ten Business Days) following the commencement of the Offer tender (or cause the holder to tender), pursuant to and in accordance with the terms of the Offer, all of the Shares to the Purchaser at the Offer Price subject to applicable law and SEC regulations. Shareholder shall also deliver in connection therewith all other customary documents or instruments required to be delivered pursuant to the terms of the Offer Documents.

         (c) Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer (as defined in Section 6(b) hereof) of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have: (a) executed a counterpart of this Agreement (with such modifications as the Company may reasonably request);

and (b) agreed to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

         (d) Shareholder shall ensure that, during the period from the date of this Agreement through the Expiration Date: (a) none of the Shares are deposited into a voting trust; and (b) no proxy, power-of-attorney or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Shares.

         (e) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged; provided, however, that notwithstanding the foregoing, Shareholder shall be entitled to retain any cash dividend on the Company Common Stock paid to holders of record prior to the purchase date under the Offer in accordance with Section 6.01(b)(i) of the Merger Agreement.

         3. OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Shareholder hereby represents, warrants and covenants to Purchaser as follows:

         (a) OWNERSHIP OF SHARES. Such Shareholder Beneficially Owns the number of shares of Company Common Stock set forth opposite such Shareholder's name on
Schedule I hereto. Such Shareholder has good and marketable title to all of such Company Common Stock, free and clear of all liens, claims, options, proxies, voting agreements and security interests, except the Family Agreements as defined herein. Such Shareholder has sole voting power or sole power to issue instructions with respect to the matters covered hereby, except as provided by
(i) the Stockholder's Agreement, dated as of October 31, 1985, as amended, among the Shareholders and the other Persons named therein (the "Shareholder's Agreement"), (ii) the Leonard Block Family Shareholders' Agreement, dated as of April 18, 1991, as amended, among the Shareholders named therein (the "Leonard Block Family Shareholder's Agreement"), and (iii) the Voting Trust Agreement, dated as of January 11, 1990, as amended, among the Shareholders named therein (the "Voting Trust Agreement," and together with the Shareholder's Agreement, collectively the "Family Agreements").

         (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement and to convey to Purchaser good and marketable title to all of such Company Common Stock free and clear of all liens, claims, options, proxies, voting requirements, and security interests. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound including, without limitation, the Family Agreements and any other voting agreement, shareholders agreement or voting trust and, with respect to any Shareholder that is not a natural person, the trust agreement or other applicable constituent document of such Shareholder. This Agreement has been duly and validly executed and delivered and authorized, to the extent required, by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby. If such Stockholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such Person in accordance with its terms. A true and complete copy of the Family Agreements has been delivered to Parent.

         (c) NO CONFLICTS. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby (other than filings with the SEC), and
(ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or
(B) violate any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

         (d) NO ENCUMBRANCES. Except for transfers of a Shareholder's Shares made without violation of Section 2(c), such Shareholder shall not by any action or omission cause any Liens to attach to the Shares.

         (e) RELIANCE BY PARENT. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

         (f) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver, or cause to be executed or delivered, such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         (g) NO INCONSISTENT AGREEMENT. Such Shareholder shall not enter into any agreement or take any other action that would restrict, limit or interfere with the performance of such

Shareholder's obligations hereunder or the consummation of the transactions contemplated hereby or by the Merger Agreement.

         (h) PUBLICITY. Such Shareholder will consult with, and shall obtain the prior written approval of, Parent before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and by the Merger Agreement; PROVIDED, HOWEVER, that nothing herein shall prevent any such Shareholder from filing any statements or reports required by any Governmental Entity, or as otherwise required by law.

         (i) WAIVER OF APPRAISAL RIGHTS. Such Shareholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that such Shareholder may have directly or indirectly by virtue of the ownership of any Shares.

         (j) BEST EFFORTS. Subject to the terms of this Agreement, such Shareholder shall use its best efforts to take, or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement.

         4. TERMINATION. This Agreement shall terminate (a) in the event the Merger Agreement is terminated in accordance with its terms upon such termination and (b) in the event the Merger is consummated, upon the Effective Time; PROVIDED, FURTHER, that in the event the Merger Agreement is terminated pursuant to Section 8.01(c)(ii) or 8.01(d)(iii), this Agreement shall not terminate until the earlier of (i) June 30, 2001 and (ii) the date in which the Offer is terminated or withdrawn by the Parent or the Purchaser, provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

         5. SHAREHOLDER CAPACITY. No Person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

         6. MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) CERTAIN EVENTS. Each Shareholder agrees that (i) this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heir, guardians, administrators or successors and
(ii) subject to Section 2(c), such Shareholder shall not sell, give, transfer, pledge, assign, encumber, grant a security interest in, or otherwise dispose of (whether by operation of law or otherwise) ("Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of any, of such Shareholder's Shares or of any voting certificates such Shareholder may hold in connection with the Family Agreements, or any right, title or interest therein or thereto, or instruct or permit the trustees under the Family Agreements to Transfer or enter into any contract, option or other arrangement with respect to the Transfer of such Shareholder's Shares, unless as a condition of such Transfer the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

         (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise by any party without the prior written consent of the other parties, and any purported assignment in violation hereof shall be null and void, PROVIDED that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to, any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; PROVIDED that
Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any other shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

         (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or facsimile, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Shareholders:  At the addresses and facsimile numbers set forth on Schedule I hereto

         If to Company:       Block Drug Company, Inc.
                              257 Cornelison Avenue
                              Jersey City, NJ 07302-9988
                              Attention: General Counsel

                  Copy to:      Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                                New York, NY 10103
                                Attention: William Bush, Esq.

                  If to Parent: SmithKline Beecham plc
                                One New Horizon Court
                                Brentford, Middlesex TW8 9EP
                                England
                                Attention: General Counsel

                  Copy to:      Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                                New York, New York 10004
                                Attention: James F. Munsell

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

         (k) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         (l) JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York, and each of the parties hereby expressly submits to the jurisdiction and venue of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party irrevocably consents to the service of process in any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof, by registered or certified mail, postage prepaid, to the address set forth or referred to in
Section 6(e), such service to become effective 10 days after mailing.

         (m) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (n) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, Parent, Purchaser and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                     SMITHKLINE BEECHAM PLC


                     By: /s/ John B. Ziegler
                        -----------------------------
                          Name:  John B. Ziegler
                          Title: Attorney-in-Fact


                     SB ACQUISITION CORP.


                     By: /s/ John B. Ziegler
                        -----------------------------
                          Name:  John B. Ziegler
                          Title: Chairman


                     SHAREHOLDERS:


                     VOTING TRUST AGREEMENT DATED
                     AS OF JANUARY 11, 1990, AS AMENDED


                     By: /s/ James A. Block
                        -----------------------------
                           James A. Block, Trustee


                           /s/ Thomas R. Block
                     --------------------------------------------
                     Thomas R. Block, as representative under the
                     Leonard Block Family Shareholders'
                     Agreement, dated as of April 18, 1991, as
                     amended

                    TRUST U/L/W OF MELVIN A. BLOCK
                    F/B/O JAMES A. BLOCK


                    By: /s/ James A. Block
                        -----------------------------
                          James A. Block, Trustee



                    TRUST U/A/T DATED DECEMBER 13,
                    1961 F/B/O JAMES A. BLOCK


                    By: /s/ James A. Block
                        -----------------------------
                          James A. Block, Trustee


                    /s/ James A. Block
                    -----------------------------
                    James A. Block, Individually



                    PV BLOCK FAMILY LLC

                    /s/ James A. Block
                    -----------------------------
                    By:    James A. Block
                    Title: Managing Member


                    /s/ Peter Block
                    -----------------------------
                    Peter Block, Individually



                    TRUST U/L/W OF MELVIN A. BLOCK
                    F/B/O SUSAN B. STEARNS


                    By: /s/ James A. Block
                        -----------------------------
                          James A. Block, Trustee

                    TRUST U/I/T DATED AUGUST 7, 1957
                    F/B/O THOMAS BLOCK


                    By: /s/ Thomas Block
                        -----------------------------
                          Thomas Block, Trustee



                    By:  /s/ Peggy B. Danziger
                        -----------------------------
                         Peggy B. Danziger, Trustee



                    LEONARD & ADELE BLOCK,
                    GRANDCHILDREN'S TRUST "B"


                    By: /s/ Thomas R. Block
                        -----------------------------
                         Thomas R. Block, Trustee


                    By: /s/ Peggy B. Danziger
                        -----------------------------
                         Peggy B. Danziger, Trustee


                    LEONARD BLOCK TRUST


                    By: /s/ Thomas R. Block
                        -----------------------------
                         Thomas R. Block, Trustee



                    ADLEN CORPORATION


                    /s/ Thomas R. Block
                    -----------------------------
                    By:   Thomas R. Block
                    Title: Treasurer

                    /s/ Leonard Block
                    -----------------------------
                    Leonard Block, by Thomas R. Block as
                    Attorney-in-Fact


                    TRUST U/I/T DATED AUGUST 7, 1957
                    F/B/O PEGGY DANZIGER


                    By: /s/ Peggy B. Danziger
                        -----------------------------
                         Peggy B. Danziger, Trustee



                    By: /s/ Michael P. Danziger
                        -----------------------------
                         Michael P. Danziger, Trustee



                    /s/ Peggy B. Danziger
                    -----------------------------
                    Peggy B. Danziger, Individually



                    /s/ Michael P. Danziger
                    -----------------------------
                    Michael P. Danziger, Indvidually



                    TRUST U/I/T DATED MAY 22, 1981 F/B/O
                    JONATHAN F. BLOCK


                    By: /s/ Thomas R. Block
                        -----------------------------
                         Thomas R. Block, Trustee


                    By: /s/ Marilyn Friedman
                        -----------------------------
                         Marilyn Friedman, Trustee

                    TRUST U/I/T DATED FEBRUARY 9, 1983
                    F/B/O ALISON D. BLOCK


                    By: /s/ Thomas R. Block
                        -----------------------------
                         Thomas R. Block, Trustee


                    By: /s/  Marilyn Friedman
                        -----------------------------
                         Marilyn Friedman, Trustee



                    /s/ Marilyn Friedman
                    -----------------------------
                    Marilyn Friedman, Individually and as
                    Custodian under N.Y. State Gifts to Minors
                    Act for Alison D. Block and for Jonathan F.
                    Block


                    TRUST U/A/T DATED 12/13/61 F/B/O
                    SUSAN B. STEARNS



                    By: /s/ James A. Block
                        -----------------------------
                          James A. Block, Trustee

                                   SCHEDULE I
                                       TO
                    BLOCK DRUG COMPANY, INC. VOTING AGREEMENT


                  BENEFICIAL OWNERSHIP OF CLASS B COMMON STOCK

NAME, ADDRESS AND FACSIMILE NUMBER OF SHAREHOLDER            NUMBER OF SHARES

Thomas R. Block, as representative under the Leonard              4,335,686
Block Family Shareholders' Agreement, dated as of April 18, 1991, as amended.(1)

James A. Block, (2) as trustee under the Voting Trust             4,335,686
Agreement, dated as of January 11, 1990, as amended.







--------
(1) The Leonard Block Family Shareholders' Agreement, dated April 18, 1991, as amended applies to all shares held under: (i) the Leonard Block Trust, (ii) the Trust U/I/T dated 8/7/57 F/B/O Thomas Block and (iii) Trust the U/I/T dated 8/7/57 F/B/O Peggy Danziger.

(2)  920 Fifth Avenue
     New York, NY 10021
     (201) 233-6124

                  BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

     NAME, ADDRESS AND FACSIMILE NUMBER OF SHAREHOLDER                    NUMBER OF SHARES
     Adlen Corporation                                                           833,401

     Leonard Block Trust                                                          69,146

     Leonard Block                                                               270,189

     Trust U/I/T dtd 8/7/57
       F/B/O Thomas Block                                                      2,031,614

      Leonard & Adele Block
       Grandchildren's Trust "B"                                                 147,144

     Trust U/I/T dtd 5/22/81 F/B/O
       Jonathan F. Block                                                          90,162

      Trustees U/I/T dtd 2/9/83 F/B/O
       Alison D. Block                                                            90,751

     Marilyn Friedman, as Custodian Under
       N.Y. State Uniform Gifts to
       Minors Act for Jonathan F. Block                                           25,901

     Marilyn Friedman, as Custodian Under
       N.Y. State Uniform Gifts to
       Minors Act for Alison D. Block                                             19,132

     Trust U/I/T dtd 8/7/57 F/B/O Peggy Danziger                               1,039,998

     Peggy B. Danziger                                                            78,826

     Michael P. Danziger                                                          68,216

     Marilyn Friedman                                                             27,733




     Trust U/L/W of Melvin A. Block
       F/B/O James A. Block                                                      981,147

     Trust U/A/T dated 12/13/61 F/B/O
       James A. Block                                                            189,304

     James A. Block                                                                  125

     Peter Block                                                                      78

     Trust U/L/W of Melvin A. Block
       F/B/O Susan B. Stearns                                                  1,192,635

      Trust U/A/T dated 12/13/61
       F/B/O Susan B. Stearns                                                    192,767

     PV Block Family LLC                                                         182,000


